ALLMERICA SECURITIES TRUST
OTHER INFORMATION

SHAREHOLDER VOTING RESULTS: (UNAUDITED)

The annual meeting of the Trust's shareholders was held on April 20, 2005 at which shareholders approved one proposal. The voting results were as follows:

Proposal	To elect as Trustees the following eight nominees, each to serve until the next
	Annual Meeting of Shareholders and until his or her successor is duly elected
	and qualified.

		Shares	Shares
		For	Withheld	Total
P. Kevin Condron:	Number of Votes Cast:	6,493,997	411,626	6,905,623
	Percentage of Votes Cast:	94.04%	5.96%	100.00%

Jocelyn S. Davis:	Number of Votes Cast:	6,471,650	433,973	6,905,623
	Percentage of Votes Cast:	93.72%	6.28%	100.00%

Cynthia A. Hargadon:	Number of Votes Cast:	6,493,997	411,626	6,905,623
	Percentage of Votes Cast:	94.04%	5.96%	100.00%

Gordon Holmes:	Number of Votes Cast:	6,494,296	411,327	6,905,623
	Percentage of Votes Cast:	94.04%	5.96%	100.00%

John P. Kavanaugh:	Number of Votes Cast:	6,490,993	414,630	6,905,623
	Percentage of Votes Cast:	94.00%	6.00%	100.00%

Attiat F. Ott:	Number of Votes Cast:	6,490,585	415,038	6,905,623
	Percentage of Votes Cast:	93.99%	6.01%	100.00%

Edward J. Parry III:	Number of Votes Cast:	6,485,940	419,683	6,905,623
	Percentage of Votes Cast:	93.92%	6.08%	100.00%

Ranne P. Warner:	Number of Votes Cast:	6,493,997	411,626	6,905,623
	Percentage of Votes Cast:	94.04%	5.96%	100.00%